Exhibit 10.14

LICENSE AGREEMENT

THIS AGREEMENT is effective as of the 27th day of March 27, 2004 (the “Effective Date”), between ARIZONA MICROSYSTEMS, L.L.C. having a principal place of business at 9030 S. Rita Rd., Suite 300, Tucson, Arizona 85747 (hereinafter called “AZM”) and Lumera Corporation, a Washington corporation, having a principal place of business at 9040 S. Rita Rd., Suite 300, Tucson, Arizona 85747 (hereinafter called “Licensee”).

WHEREAS AZM warrants that it executed an exclusive license for the inventions listed in Exhibit A, which were warranted as being solely owned by California Institute of Technology (“Caltech”), under the Caltech License, and;

WHEREAS, AZM warrants that it executed an exclusive license to Caltech’s ownership interest in the inventions listed in Exhibits B and C attached hereto, which Caltech warranted it is a joint owner by assignment, under the Caltech License; and

WHEREAS, Licensee is desirous of obtaining, and AZM wishes to grant to Licensee, an exclusive license to the Licensed Patent Rights (as defined in Paragraph 1.5) in the Field (as defined Paragraph 1.2) and a nonexclusive license to the Technology (as defined in Paragraph 1.7) in the Field.

NOW, THEREFORE, the parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1 “Licensed Product” means any product, device, service or system in the Field which is covered by, or is made by a process covered by, any Valid Claim of any Licensed Patent Rights or which utilizes the Technology in material part.

1.2 “Field” means electro-optic polymers including (1) Organic and metal-organic chromophores for electro-optic modulation applications; specifically, chromophores designed to have substantial first hyperpolarizability; (2) Polymers and dendrimers that can be used in conjunction with chromophores for the preparation of electro-optic polymers; (3) Additives that can be used to improve the thermal/optical stability of electro-optical polymers; and (4) Methods of electric field poling to induce non-centrosymetric alignment in electro-optic materials; but not including (1) Any materials, methods, instruments, and know-how involving the use of 2-photon or multi-photon absorption processes for fabrication, patterning, imaging, and sensing applications; (2) Any photo refractive or holographic applications; (3) Any information storage and retrieval application, excluding those based solely on electro-optic modulation; (4) Any work pertaining to organic, light emitting diodes, field-effective transistors, and organic semi-conductor based devices like solar cells; and (5) Any work involving materials and methods dealing with use of surface enhancements or non-linear optical effects through interaction with metal surfaces, nano particles, or aggregates of nano particles.

1.3 “Deductible Expenses” means the following deductions, at rates customery within the industry (if not already deducted from the gross invoice price), when calculating the total gross prices including (a) allowances (actually paid and limited to rejections, returns, and prompt payment and volume discounts grant to customers of Licensee, or a sublicensee, whether in cash or other consideration in lieu of cash); (b) freight, transportation, packing, and/or insurance charges associated with transportation; and (c) taxes based on sales when included in gross sales, but not taxes asses on income derived from such sales.

1.4 “Related Company” means any corporation, limited liability company or other legal entity directly or indirectly controlled by Licensee or its successors or assigns, or any successor or assign of such an entity. For the purpose of this Agreement, “control” shall mean the direct or indirect ownership of at least fifty percent (50%) of the outstanding shares or other voting rights of the subject entity to elect directors, or if not meeting the preceding, any entity owned or controlled by or owning or controlling at the maximum control or ownership right permitted in the country where such entity exists.

1.5 “Licensed Patent Rights” means AZM’s rights pursuant to the Caltech License in which AZM received an exclusive license to Caltech’s sole and joint ownership rights under all domestic and foreign patents and patent applications listed in Exhibits A, B and C attached hereto and all patents and patent applications that describe and claim inventions set forth in the invention disclosures listed on Exhibits A, B and C; any patents which issue on the applications listed in Exhibits A, B and C or any applications that claim inventions set forth in the invention disclosures set forth on Exhibit A, B and C; and all reissues, reexaminations, substitutions, renewals, extensions, divisionals, and continuations of the foregoing patents and patent applications; and any foreign counterparts and any other forms of protection directed to the inventions covered by the patents or patent applications and invention disclosures listed in Exhibits A, B and C.

1.6 “Caltech Technology” means the Licensed Patent Rights and Technology.

1.7 “Technology” means all proprietary information, know-how, procedures, methods, prototypes, designs, technical data and reports licensed from Caltech that are necessary or useful in the development of Licensed Products and which relate to the Licensed Products, but which are not the subject of the Licensed Patent Rights. Subject to the foregoing, inventions which (i) are the subject of applications for patents listed in Exhibits A, B and C, or applications which claim priority from such applications, and (ii) are not claimed in an issued patent included in the Licensed Patent Rights shall be considered to be Technology.

1.8 “Net Revenues” shall mean the total of the gross invoice prices from the sale of Licensed Products by Licensee and Related Companies or a sublicensee to any third parties for cash or other forms of consideration, in accordance with generally accepted accounting principles, less Deductible Expenses.

(a) Where Licensee distributes Licensed Products for end use to itself or a sublicensee, then such distribution will be considered a sale at the list price normally charged to independent third parties, and AZM will be entitled to collect a royalty on such a sale.

1.9 “Valid Claim” means (a) an issued claim of an issued patent within the Licensed Patent Rights, which has not (i) expired or been canceled, (ii) been declared invalid by an unreversed and unappealable decision of a court or other appropriate body of competent jurisdiction, (iii) been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise, and/or (iv) been abandoned in accordance with or as permitted by the terms of this Agreement or by mutual written agreement; or (b) a claim included in a pending patent application within the Licensed Patent Rights that is being actively prosecuted in accordance with this Agreement and which has not been (i) canceled, (ii) withdrawn from consideration, (iii)

finally determined to be unallowable by the applicable governmental authority (and from which no appeal is or can be taken), and/or (iv) abandoned in accordance with or as permitted by the terms of this Agreement or by mutual written consent.

1.10 “Sublicensee” shall mean, with respect to a particular Licensed Product, a third-party to whom Licensee has granted a license or sublicense under the Caltech Technology to develop, make, have made, use and sell such Licensed Product.

1.11 “Caltech License” shall mean the License Agreement between Caltech and AZM executed on July 25, 2002.

1.12 “Consulting Agreement” shall mean the Consulting Agreement between AZM and Licensee executed on October 1, 2002.

ARTICLE 2

PATENT LICENSE GRANT

2.1 AZM hereby grants to Licensee the following licenses:

(a) an exclusive, royalty-free license under Licensed Patent Rights to research, develop, make, have made, import, have imported, use, have used, sell, have sold, offer for sale, have offered for sale, and otherwise exploit Licensed Products in the Field throughout the world;

(b) a nonexclusive, royalty-free worldwide license to the Technology to make, have made, import, have imported, use, have used, sell, have sold, offer for sale, have offered for sale, and otherwise exploit Licensed Products in the Field throughout the world.

2.2 These licenses are subject to: (a) the reservation of Caltech’s right to make, have made, and use Licensed Products for noncommercial educational and research purposes, but not for sale or other distribution to third parties; and (b) the rights of the U.S. Government under Title 35, United States Code, Section 200 et seq., including but not limited to the grant to the U.S. Government of a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced any invention conceived or first actually reduced to practice in the performance of work for or on behalf of the U.S. Government throughout the world. These licenses are not transferable by Licensee except as provided in Paragraph 15.4, but Licensee shall have the right to grant nonexclusive or exclusive sublicenses hereunder, provided that:

(a) Licensee shall furnish AZM within thirty (30) days of the execution thereof, a true and complete copy of each sublicense and any changes or additions thereto, which AZM shall in turn furnish to Caltech;

(b) Licensee may grant sublicenses of no greater scope than the license granted under Section 2.1 which shall remain in effect and be assigned to AZM in the event this license terminates; and

(c) Each sublicense granted by Licensee shall include provisions similar in all material respects to those of Articles 6, 12, 14, 15 and Paragraph 2.2.

2.3 The license grants shall continue for the term of this Agreement as set forth in Article 11; provided, however, that if this Agreement expires pursuant to the first sentence of Paragraph 11.1, Licensee shall retain a nonexclusive, perpetual, royalty-free, worldwide license, with the right to sublicense, under the Caltech Technology, to research, develop, make, use, sell, offer for sale and import Licensed Products.

2.4 Licensee may assign the license in connection with the sale or transfer of all or substantially all the assets of Licensee relating to the License Products or services utilizing the methods within the Licensed Patents.

ARTICLE 3

ROYALTIES AND LICENSE FEES

3.1 This license shall be royalty free.

3.2 Licensee shall pay annually, commencing on the Effective Date, a minimum of ten thousand dollars ($10,000.00) as a licensee fee.

3.3 Any sublicenses granted by Licensee, including, without limitation, any nonexclusive sublicenses, shall remain in effect and be assigned to AZM in the event this license terminates pursuant to Article 11; provided, the financial obligations of each Sublicensee to AZM shall be limited to the amounts Licensee shall be obligated to pay to AZM for the activities of such Sublicensee pursuant to this Agreement. In such event and subject to the preceding sentence, AZM shall assume all the rights and obligations of Licensee.

ARTICLE 4

LICENSOR EQUITY INTEREST

4.1 Under the terms of the Consulting Agreement and subsequent action by Licensee’s Board of Directors, Licensee granted AZM a warrant to purchase 164,000 shares of Licensee’s common stock at a price and per vesting provisions stated therein.

ARTICLE 5

DUE DILIGENCE

5.1 Licensee shall have discretion over the commercialization of Licensed Products. However, Licensee agrees to use commercially reasonable efforts to diligently introduce commercial Licensed Product(s) in the United States as soon as practical, consistent with sound and reasonable business practices and judgments. Licensee shall be deemed to have satisfied its obligations under this Paragraph if Licensee has diligently acquired and spent adequate resources to conduct an ongoing and active research program, a product development and deployment program, and a sales and marketing program, as appropriate, directed toward production and use of one or more Licensed Products.

5.2 After the first year from the Effective Date, AZM shall have the right, no more often than twice each year, to require Licensee to report to AZM in writing on its progress in introducing commercial Licensed Product(s) in the United States.

5.3 If Licensee is not fulfilling its obligations under Paragraph 5.1 with respect to the Field and AZM so notifies Licensee in writing, AZM and Licensee shall negotiate in good faith any additional efforts to be taken by Licensee. If the parties do not reach agreement within ninety (90) days, the parties shall submit the issue to arbitration as provided in Article 14 to determine whether any additional efforts shall be required of Licensee. If subsequent to the conclusion of such arbitration proceedings Licensee then fails to make any required efforts, and does not remedy that failure within sixty (60) days after further written notice to Licensee, AZM may terminate the license granted in Paragraph 2.1 in any part of the Field in which Licensee is not fulfilling its obligations under Paragraph 5.1.

ARTICLE 6

INFRINGEMENT BY THIRD PARTY

6.1 AZM shall at its expense, have the first right but not the obligation to protect the Licensed Patent Rights from infringement and prosecute infringers when, in its sole judgment, such action may be reasonably necessary, proper and justified. Notwithstanding the foregoing, Licensee shall have the right to sublicense any alleged infringer pursuant to Paragraph 2.1.

6.2 If Licensee shall have supplied AZM with evidence of infringement of Licensed Patent Rights or patents by a third party, Licensee may by notice request AZM to take steps to enforce the Licensed Patent Rights. If Licensee does so, and AZM does not, within three (3) months of the receipt of such notice, either (i) cause the infringement to terminate or (ii) initiate a legal action against the infringer, Licensee may, upon notice to and approval of AZM, initiate an action against the infringer at Licensee’s expense, either in Licensee’s name or in AZM’s name if so required by law. Licensee shall have sole control of the action.

6.3 If a declaratory judgment action alleging invalidity, unenforceability or noninfringement of any of the Licensed Patent Rights is brought against Licensee and/or AZM, Licensee may elect to have sole control of the action, and if Licensee so elects it shall bear all the costs of the action.

6.4 In the event one party shall institute or carry on a legal action pursuant to Paragraphs 6.2 or 6.3, the other party shall fully cooperate with and supply all assistance reasonably requested by the party instituting or carrying on such action, including by using commercially reasonable efforts to have its employees testify when requested and to make available relevant records, papers, information, samples, specimens, and the like. A party controlling an action pursuant to Paragraphs 6.2 or 6.3 shall bear the reasonable expenses incurred by said other party in providing such assistance and cooperation as is requested pursuant to this Paragraph. A party instituting or carrying on such an action shall keep the other party informed of the progress of such action, and said other party shall be entitled to be represented by counsel in connection with such action at its own expense

6.5 The party controlling any action referred to in this Article 6 shall have the right to settle any claims, but only upon terms and conditions that are reasonably acceptable to the other party hereto. Should either party elect to abandon such an action other than pursuant to a settlement with the alleged infringer that is reasonably acceptable to the other party, the party controlling the action shall give timely notice to the other party who, if it so desires, may continue the action; provided, however, that the sharing of expenses and any recovery in such suit shall be as agreed upon between the parties.

6.6 Any amounts paid to a party by third parties as the result of such an action (such as in satisfaction of a judgment or pursuant to a settlement) shall first be applied to reimbursement of the unreimbursed expenses (including attorneys’ fees and expert fees) incurred by each party. Any remainder shall be divided between the parties as follows:

(a) To the extent the amount recovered reflects lost profits or royalties, Licensee shall retain the remainder; and

(b) To the extent the amount recovered does not reflect lost profits, sixty percent (60%) shall be paid to the party initiating the action and forty percent (40%) to the other party.

6.7 If an infringement or infringements by third parties of Licensed Patent Rights is on a scale that significantly affects sales of Licensed Products, and neither AZM nor Licensee elect to bring an infringement suit against the infringers, the license fees hereunder payable by Licensee pursuant to Paragraph 3.2 shall be reduced by twenty-five percent (25%) of the sums otherwise payable if Licensee presents information to AZM that such infringer has refused to enter into a royalty-bearing, sublicensing agreement with Licensee on terms reasonably acceptable to Licensee.

ARTICLE 7

BENEFITS OF LITIGATION, EXPIRATION OR ABANDONMENT

7.1 General. In a case where one or more patents or particular claims thereof within the Licensed Patent Rights expire, or are abandoned, or are declared invalid or unenforceable or otherwise construed by a court of last resort or by a lower court from whose decree no appeal is taken, or certiorari is not granted within the period allowed therefor, then the effect thereof hereunder shall be:

(a) that such patents or particular claims shall, as of the date of expiration or abandonment or final decision as the case may be, cease to be included within the Licensed Patent Rights for the purpose of this Agreement;

(b) that such construction so placed upon the Licensed Patent Rights by the court shall be followed from and after the date of entry of the decision.

ARTICLE 8

RECORDS, REPORTS AND PAYMENTS

8.1 Licensee shall keep records and books of account in respect of all Licensed Products made and sold by Licensee or Related Companies under this Agreement and of royalties or other revenues Licensee receives from Sublicensees other than Related Companies for the sale of Licensed Products. AZM shall have the right, during business hours, no more often than annually, to examine, or to have its designated auditors examine, such records and books. Licensee shall keep the same for at least three (3) years after it receives such revenues for such Licensed Products and require Related Companies to do the same. AZM shall not disclose to any third party any confidential information learned through an examination of such records and books except as may be required to disclose to Caltech under the terms of the Caltech License, nor shall AZM use any such information for any purpose other than determining and enforcing its rights under this Agreement.

8.2 On each anniversary of the Effective Date, Licensee shall render to AZM a report in writing, setting forth Net Revenues and the number of units of Licensed Products sold during the preceding year by Licensee and Related Companies, and the royalties or other revenues Licensee received from Sublicensees other than Related Companies during the preceding year for the sale of Licensed Products. Notwithstanding the foregoing, if (i) AZM materially breaches this Agreement, (ii) Licensee gives AZM written notice of the breach, and (iii) AZM has not cured the breach by the time a payment is due under this Paragraph, then Licensee may make the required payment into an interest bearing escrow account to be released when the breach is cured, less any damages that may be payable to Licensee by virtue of AZM’s breach.

8.3 On each anniversary of the Effective Date, Licensee shall render to AZM a report in writing, setting forth Licensee’s efforts, progress and future plans regarding ongoing and active research programs, sales and marketing programs, and product development and deployment programs, and progress towards the introduction of commercial Licensed Products in the US.

ARTICLE 9

CONFIDENTIALITY

9.1 All reports provided to AZM pursuant to this Agreement shall be treated as confidential information of Licensee and shall not be disclosed to any third party without the prior written consent of Licensee except as may be required to disclose to Caltech under the terms of the Caltech License.

9.2 Except as expressly provided herein, each party agrees not to disclose any terms of this Agreement to any third party without the consent of the other party; provided, however, that disclosures may be made as required by securities or other applicable laws, or to actual or prospective investors or corporate partners, or to a party’s accountants, attorneys, and other professional advisors.

ARTICLE 10

PROSECUTION AND PAYMENT OF PATENT COSTS

10.1 Caltech will be responsible, using patent counsel of its choice with AZM having right of review and comment, for preparing, filing prosecuting and maintaining patent applications listed in Exhibit A. Caltech will coordinate with joint owners of the applications listed in Exhibits B and C to determine the party responsible for such applications. In coordination with any joint owners, Caltech will provide AZM with right of review and comment, for preparing, filing, prosecuting and maintaining these patent applications and patents.

10.2 For any patent or patent application listed in Exhibit A, Licensee will pay the reasonable costs incurred in connection with such activities, and Licensee will pay Caltech’s reasonable share of costs, past, present and future, incurred in connections with the preparation, filing, prosecuting and maintaining the patents and patent applications listed in Exhibits B, and C. Such costs will include any such costs incurred to date as shown in Exhibit D, future costs of prosecuting such US and foreign patent application, and related maintenance fees for as long as the Licensee is in effect.

10.3 Licensee shall pay AZM in full at the time of execution of this Licensee the amounts listed in Exhibit D herein. For any additional or ongoing fees, payment shall be made to Caltech within thirty (30) days following receipt by AZM from Caltech of (i) an invoice covering such fees (including copies of invoices for legal fees describing the legal services performed in reasonable detail) and (ii) reasonably satisfactory evidence that such fees were paid. Licensee shall pay AZM in full within thirty (30) days following receipt by Licensee from AZM of (i) an invoice covering such fees (including copies of invoices for legal fees describing the legal services performed in reasonable detail) and (ii) reasonably satisfactory evidence that such fees were paid. To the extent that Licensee terminates this Agreement pursuant to Paragraph 11.2 with respect to any patent application or patent, Licensee shall have no further liability under Paragraph 10.1 for fees relating to applications or patents affected by the termination.

ARTICLE 11

TERMINATION

11.1 The term of this Agreement shall commence upon the Effective Date and expire upon the date of expiration the last to expire of the Licensed Patent Rights. AZM shall have the right to terminate this Agreement prior to the date it would otherwise expire pursuant to this Paragraph 11.1 if Licensee fails to make any payment due hereunder and Licensee continues to fail to make the payment, either to AZM directly or by placing any disputed amount into an interest bearing escrow account to be released when the dispute is resolved, for a period of sixty (60) days after receiving notice from AZM specifying Licensee’s failure or if Licensee fails to honor or interferes with the grant of stock specified in the Consulting Agreement. Upon any such termination, (i) Licensee and Related Companies shall have two (2) months to complete the manufacture of any Licensed Products that then are work in progress and to sell their inventory of Licensed Products, in accordance with Paragraph 8.2, and (ii) AZM shall accept an assignment by Licensee of any sublicenses granted by Licensee to entities other than Related Companies, and any sublicense so assigned shall remain in full force and effect.

11.2 If either party materially breaches this Agreement, the other party may elect to give the breaching party written notice describing the alleged breach. If the breaching party has not cured such breach within sixty (60) days after receipt of such notice, the notifying party will be entitled, in addition to any other rights it may have under this Agreement, to terminate this Agreement effective immediately; provided, however, that if either party receives notification from the other of a material breach and if the party alleged to be in default notifies the other party in writing within thirty (30) days of receipt of such default notice that it disputes the asserted default, the matter will be submitted to arbitration as provided in Article 13 of this Agreement. In such event, the nonbreaching party shall not have the right to terminate this Agreement until it has been determined in such arbitration proceeding that the other party materially breached this Agreement, and the breaching party fails to cure such breach within ninety (90) days after the conclusion of such arbitration proceeding.

11.3 Licensee shall have the right to terminate this Agreement either in its entirety or as to any jurisdiction or any part of the Licensed Patent Rights or Licensed Patents upon sixty (60) days written notice. If Licensee does so, it shall submit all required reports and make all required payments in accordance with Paragraph 8.2

11.4 [deleted]

11.5 Notwithstanding anything herein to the contrary, in the event of any termination or expiration of the term of this Agreement, Licensee shall have the right to use or sell Licensed Products on hand on the date of such termination or expiration and to complete Licensed Products in the process of manufacture at the time of such termination or expiration and use or sell the same.

11.6 Licensee shall have the right to dispose of its existing inventory, whether completed or in the process of manufacture, for a period of two (2) months after termination.

11.7 Termination of this Agreement for any reason shall not release any party hereto from any liability which, at the time of such termination, has already accrued to the other party or which is attributable to a period prior to such termination, nor preclude either party from pursuing any rights and remedies it may have hereunder or at law or in equity which accrued or are based upon any event occurring prior to such termination.

11.8 Paragraphs 4.2, 8.2 (if Paragraph 11.2 applies), 11.2, 11.4, 11.5 and Articles 8, 9, 13, 14 and 15 of this Agreement shall survive termination of this Agreement for any reason.

ARTICLE 12

WARRANTIES AND NEGATION OF

WARRANTIES, IMPLIED LICENSES AND AGENCY

12.1 AZM represents and warrants that it executed an exclusive license to the Licensed Patent Rights listed in Exhibit A, which Caltech represented were solely owned by Caltech, and executed an exclusive license to Caltech’s ownership interests in the Licensed Patent Rights listed in Exhibits B and C, which Caltech represented are jointly owned by Caltech and other parties.

12.3 AZM represents and warrants it has the right to grant the rights and licenses granted herein.

12.4 Nothing in this Agreement shall be construed as:

(a) a representation or warranty of AZM as to the validity or scope of Licensed Patent Rights or any claim thereof; or

(b) a representation or warranty that any Licensed Product is or will be free from infringement of rights of third parties (except to the extent that Paragraph 12.3 constitutes a representation and warranty that Licensed Products will not infringe rights of third parties in the Licensed Patent Rights); or

(c) an obligation to bring or prosecute actions or suits against third parties for infringement;

(d) conferring by implication, estoppel or otherwise, any license or rights under any patents of AZM other than Licensed Patent Rights, regardless of whether such other patents are dominant or subordinate to Licensed Patent Rights;

(e) a representation or warranty of Caltech’s ownership interest in the Licensed Patent Rights.

12.5 AZM MAKES NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND ASSUMES NO RESPONSIBILITIES WHATEVER WITH RESPECT TO THE USE, SALE, OR OTHER DISPOSITION BY LICENSEE OF LICENSED PRODUCT (S).

12.6 AZM and Licensee are independent parties in this Agreement. Accordingly, there is no agency relationship between AZM and Licensee under this Agreement with respect to any products made or sold, or any methods used, by Licensee under this Agreement.

ARTICLE 13

ARBITRATION

13.1 Any controversy or claim arising out of or related to the parties’ obligations under this Agreement, or the breach thereof, shall be settled by arbitration conducted in the State of Arizona and, except as otherwise provided in this Paragraph 13.1, shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Discovery shall be permitted as set forth in the Federal Rules of Civil Procedure with respect to the performance by the Parties of their obligations under this Agreement and such other matters as the arbitrators may determine (it being the intent of the Parties that full discovery occur with respect to salient facts). Judgment upon an award rendered by the Arbitrator may be entered in any court having jurisdiction thereof.

ARTICLE 14

PRODUCT LIABILITY

14.1 Licensee agrees that AZM and Caltech shall have no liability to Licensee or to any purchasers or users of Licensed Products made or sold by Licensee for any claims, demands, losses, costs, or damages suffered by Licensee, or purchasers or users of such Licensed Products, or any other party, which may result from personal injury, death, or property damage related to the manufacture, use, or sale of such Licensed Products (“Claims”). Licensee agrees to defend, indemnify, and hold harmless AZM, Caltech, their trustees, officers, agents, and employees from any such Claims, provided that (i) Licensee is notified promptly of any Claims, (ii) Licensee has the sole right to control and defend or settle any litigation within the scope of this indemnity, and (iii) all indemnified parties cooperate to the extent necessary in the defense of any Claims.

14.2 At such time as Licensee begins to sell or distribute Licensed Products (other than for the purpose of obtaining regulatory approvals), Licensee shall at its sole expense, procure and maintain policies of comprehensive general liability insurance in amounts not less than $2,000,000 per incident and $2,000,000 in annual aggregate and naming those indemnified under Paragraph 14.1 as additional insureds. Such comprehensive general liability insurance shall provide (i) product liability coverage and (ii) broad form contractual liability coverage for Licensee’s indemnification under Paragraph 14.1. In the event the aforesaid product liability coverage does not provide for occurrence liability, Licensee shall maintain such comprehensive general liability insurance for a reasonable period of not less than five (5) years after it has ceased commercial distribution or use of any Licensed Product.

14.3 Licensee shall provide AZM with written evidence of such insurance upon request of AZM. Licensee shall provide AZM with notice at least fifteen (15) days prior to any cancellation, non-renewal or material change in such insurance, to the extent Licensee receives advance notice of such matters from its insurer. If Licensee does not obtain replacement insurance providing comparable coverage within sixty (60) days following the date of such cancellation, non-renewal or material change, AZM shall have the right to terminate this Agreement effective at the end of such sixty (60) day period without any additional waiting period; provided that if Licensee uses reasonable efforts but is unable to obtain the required insurance at commercially reasonable rates, AZM shall not have the right to terminate this Agreement, and AZM instead shall cooperate with Licensee to either grant a waiver of Licensee’s obligations under this Article or assist Licensee in identifying a carrier to provide such insurance or in developing a program for self-insurance or other alternative measures. The previous Article shall survive the expiration or termination of this Agreement.

ARTICLE 15

MISCELLANEOUS

15.1 Licensee agrees that it shall not use the name of Caltech, or California Institute of Technology, AZM, or Arizona Microsystems in any advertising or publicity material, or make any form of representation or statement which would constitute an express or implied endorsement by Caltech or AZM of any Licensed Product, and that it shall not authorize others to do so, without first having obtained written approval from AZM or Caltech, except as may be required by governmental law, rule or regulation.

15.2 Licensee agrees to mark the appropriate U.S. patent number or numbers on all Licensed Products made or sold in the United States in accordance with all applicable governmental laws, rules and regulations, and to require its Sublicensees to do the same.

15.3 This Agreement sets forth the complete agreement of the parties concerning the subject matter hereof. No claimed oral agreement in respect thereto shall be considered as any part hereof. No waiver of or change in any of the terms hereof subsequent to the execution hereof claimed to have been made by any representative of either party shall have any force or effect unless in writing, signed by duly authorized representatives of the parties.

15.4 This Agreement shall be binding upon and inure to the benefit of any successor or assignee of AZM. This Agreement is not assignable by Licensee without the prior written consent of AZM and any such attempt will render the assignment void, except that Licensee may assign this Agreement without the prior written consent of AZM, to any Related Company, or any successor of, or purchaser of a substantial part of the assets of, the business to which this Agreement pertains. Any permitted assignee shall succeed to all of the rights and obligations of Licensee under this Agreement.

15.5 This Agreement is subject in all respects to the laws and regulations of the United States of America, including the Export Administration Act of 1979, as amended, and any regulations thereunder.

15.6 Licensee agrees that a Licensed Product which embodies a patented invention or is produced through the use thereof for sale in the United States shall be manufactured substantially in the United States to the extent required by 35 U.S.C. Section 204.

15.7 This Agreement shall be deemed to have been entered into in Arizona and shall be construed and enforced in accordance with Arizona law.

15.8 Any notice or communication required or permitted to be given or made under this Agreement shall be addressed as follows:

AZM:	Arizona Microsystems, L.L.C.
9030 S. Rita Road, Ste 1100
Tucson, Arizona 85747
Attn: President
Fax No:

Licensee:	Lumera Corporation
P.O. Box 3008
19910 North Creek Parkway
Bothell, WA 98011-3008
Attn: President
Fax No:

Either party may notify the other in writing of a change of address or fax number, in which event any subsequent communication relative to this Agreement shall be sent to the last said notified address or number, provided, however, that the parties shall deliver all material notices under this Agreement by registered mail or overnight delivery service. All notices and communications relating to this Agreement shall be deemed to have been given when received.

15.9 Nothing in this Agreement will impair Licensee’s right to independently acquire, license, develop for itself, or have others develop for it, intellectual property and technology performing similar functions as the Caltech Technology or to market and distribute products other than Licensed Products based on such other intellectual property and technology.

15.10 NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, OR INDIRECT DAMAGES ARISING OUT OF THIS AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY.

15.11 AZM shall indemnify, defend and hold harmless Licensee from and against any and all losses, damages, costs and expenses (including attorneys’ fees) arising out of a material breach by AZM of its representations and warranties (“Claims”), provided that (i) AZM is notified promptly of any Claims, (ii) Licensee has the sole right to control and defend or settle any litigation within the scope of this indemnity, and (iii) all indemnified parties cooperate to the extent necessary in the defense of any Claims. Licensee shall indemnify, defend and hold harmless AZM, its trustees, officers, agents and employees from and against any and all losses, damages, costs and expenses (including attorneys’ fees) arising out of sale of Licensed Products by Licensee, but not involving or relating to a material breach by AZM of its representations and warranties.

15.12 Neither party shall lose any rights hereunder or be liable to the other party for damages or losses (except for payment obligations) on account of failure of performance by the defaulting party if the failure is occasioned by war, strike, fire, Act of God, earthquake, flood, lockout, embargo, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform is beyond the reasonable control and not caused by the negligence or intentional conduct or misconduct of the nonperforming party, and such party has exerted all reasonable efforts to avoid or remedy such force majeure; provided, however, that in no event shall a party be required to settle any labor dispute or disturbance.

15.13 In the event that any provisions of this Agreement are determined to be invalid or unenforceable by a court of competent jurisdiction, the remainder of the Agreement shall remain in full force and effect without said provision. The parties shall in good faith negotiate a substitute clause for any provision declared invalid or unenforceable, which shall most nearly approximate the intent of the parties in entering this Agreement.

15.14 This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15.15 The headings of the several Paragraphs are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

15.16 Whenever provision is made in this Agreement for either party to secure the consent or approval of the other, that consent or approval shall not unreasonably be withheld or delayed, and whenever in this Agreement provisions are made for one party to object to or disapprove a matter, such objection or disapproval shall not unreasonably be exercised.

15.17 NOTWITHSTANDING ANY OTHER PROVISION, THIS AGREEMENT IS MADE AND THE EXCLUSIVE LICENSES IN THE FIELD GRANTED AS SUBLICENSES PURSUANT TO THE CALTECH LICENSE, HENCE SUBJECT TO ANY LIMITATIONS AND RESPONSIBILITIES ON AZM OR SUBSEQUENT SUBLICENSEES CONTAINED THEREIN.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed:

Date: 4/6/04	ARIZONA MICROSYSTEMS (AZM)

	By:	/s/ Alex Mautner

	Name:	Alex Mautner
	Title:	President

Date: 3/31/03	LUMERA (LICENSEE)

	By:	/s/ Tom Mino

	Name:	Tom Mino
	Title:	President

EXHIBIT A

CALTECH/JPL PATENTS

1. US Patent No. 5,255,428 entitled “Electrooptic Polymer Voltage Sensor and Method of Manufactuer Thereof,” A. Gottsche and J.W. Perry, Caltech ID# 2077

EXHIBIT B

CALTECH/UNIVERSITY OF ARIZONA PATENTS

Caltech ID #	Appl. Serial #/ Issued Patent #	Date	Title	Inventors
2634	09/078,211 6,090,332	5/13/1998 7/18/2000	Process of Changing the Refractive Index of a Composite Containing a Polymer and a Compound Having Large Dipole Moment and Polarizability and Applications Thereof	Bernard Kippelen—UA Seth R. Marder Boris Volodin—UA Nasser Peyghambarian—UA Derek Steele—UA Eric Hendrickx—UA/Leuven?

2634-D1	09/577,314 6,402,994	5/24/2000	Thermally Stable Molecules with Large Dipole Moments and Polarizabilities and Applications Thereof	Bernard Kippelen—UA Seth R. Marder Boris Volodin—UA Eric Hendrickx— UA/Leuven? Nasser Peyghambarian—UA

EXHIBIT C

CALTECH/DUPONT PATENTS

Caltech ID #	Appl. Serial #/ Issued Patent #	Date	Title	Inventors
2163-1A	08/918,653 5,804,101	8/22/1997 9/8/1998	Nonlinear Optical Materials with Reduced Aromaticity and Bond Length Alternation	Lap-Tak Cheng—DUPONT Seth R. Marder

2163-2	08/456,808 5,670,091	6/1/1995 9/23/1997	Non-Linear Optical Material with Reduced Aromaticity and Bond Length Alternation	Lap-Tak Cheng—DUPONT Seth R. Marder

2163-3	08/456,547 5,670,090	6/1/1995 9/23/1997	Non-Linear Optical Material with Reduced Aromaticity and Bond Length Alternation	Lap-Tak Cheng—DUPONT Seth R. Marder

2267	08/225,582 5,500,156	4/11/1994 3/19/1996	Unsymmetrical Squaraines for Nonlinear Optical Materials	Chin-Ti Chen Lap-Tak Cheng—DUPONT Seth R. Marder

EXHIBIT D

PATENT COSTS TO DATE FOR EXHIBITS A, B AND C

Exhibit A

1. US Patent No. 5,225, 428	$1,000

Exhibit B
1. US Patent 6,090,332	$18,526.89
2. US Patent 6,402,994	$6,072,04

Exhibit C
1. US Patents 5,804,101; 5,670,091 and 5,670,090	$2329.15
2. US Patent 5,500,156	$495